                                                                     Exhibit 4.6


                                DATASCOPE CORP.

                             STOCK OPTION AGREEMENT
                             ----------------------

        Agreement, made as of May 11, 1993 between DATASCOPE CORP. (the "Company"), a Delaware corporation, and Sjef Ernst (the "Optionee"), residing at Soestdijkseweg Noord 437, 3723 HG Bilthoven, Germany (the "Agreement").

        The Optionee has provided services to Bioplex Corp., a Delaware corporation and wholly-owned subsidiary of the Company ("Bioplex") with respect to the development of a medical device which contains a collagen-based material known as VasoSeal ("VasoSeal"). The Company has agreed that the Optionee should receive an option to purchase 1,000 shares of Common Stock of the Company. Accordingly, on May 11, 1993 the Board of Directors of the Company approved the grant by the Company to the Optionee of a stock option to purchase 1,000 shares of the Company's Common Stock, par value $.01 per share (the "Shares"), subject to and upon the terms and conditions set forth herein (the "Option").

        Therefore, in consideration of the premises and other good and valuable consideration, the parties hereto have agreed as follows:

        1. (a) The price at which the Optionee shall have the right to purchase shares under this Agreement is $15.00 per share, subject to adjustment as provided in Paragraph 4.

                (b) Subject to Paragraph 1(c), unless the Option is earlier terminated pursuant to this Agreement, the Option shall be exercisable, with respect to all 1,000 Shares from the date hereof through May 10, 2003.

                (c) In the event the Optionee dies or becomes disabled, the Option shall be exercisable as provided in this subparagraph. In the event of the Optionee's disability, his duly appointed guardian or conservator or, in the event of his death, his duly appointed executor or administrator shall have the privilege of exercising the unexercised portion of the Option which the Optionee could have exercised on the day on which the death or disability occurs; provided, however, that such exercise must be in accordance with the terms of this Agreement and within one (1) year of the Optionee's disability or death, as the case may be. In no event, however, shall the Optionee's duly appointed guardian or conservator or his duly executor or administrator, as the case may be, exercise the Option after May 10, 2003.

        2. Nothing contained herein shall be construed to confer on the Optionee any right to continue to serve as a consultant to Bioplex.

        3. (a) The Option shall not be sold, pledged, assigned or transferred in any manner except to the extent that the Option may be exercised as provided in Paragraph 1(c).

           (b) For all purposes of this Agreement, except the Preamble and Paragraph 1(b), the term "Optionee" shall include any person entitled to exercise the Option pursuant to Paragraph 1(c).

        4. (a) If the outstanding Shares of the Company are subdivided, consolidated, increased, decreased, changed into or exchanged for a different number or kind of shares or securities of the Company through reorganization, merger, recapitalization, reclassification, capital adjustment or otherwise, or if the Company shall issue Shares as dividend or upon a stock split, then the number and kind of shares subject to the unexercised portion of the Option shall be adjusted to prevent the inequitable enlargement or dilution of any rights hereunder. Adjustments under this paragraph shall be made by the Board of Directors, whose determination shall be final and binding and conclusive. In computing any adjustment under this paragraph, any fractional share shall be eliminated. Nothing contained in this Agreement shall be construed to affect in any way the right or power of the Company to make any adjustment, reclassification, reorganization or changes to its capital or business structure or to merge or to consolidate or to dissolve, liquidate or transfer all or any part of its business or assets.

           (b) In the event of the dissolution or liquidation of the Company, or in the event of a merger or consolidation in which (1) the Company is not the surviving corporation, and (2) the agreements governing such merger or consolidation do not provide for the issuance to the Optionee of a Substitute Option (as hereinafter defined) or the express assumption of this Option, the Option and any rights hereunder shall terminate as of the effective date of any such dissolution, liquidation merger or consolidation date. For purposes of this Paragraph 4, a Substitute Option shall mean an option under which the Optionee has the right to purchase on substantially equivalent terms (in lieu of Shares), the stock, securities or other property he would have been entitled to receive upon the consummation of such merger or consolidation had he exercised the option immediately prior thereto.

        5. The Option shall be exercised when written notice of such exercise, signed by the Optionee, has been delivered or transmitted by registered or certified mail, to the Secretary of the Company at its principal office. Said written notice shall specify the number of Shares purchasable under the Option which the Optionee then wishes to purchase and shall be accompanied by (i) such documentation, if any, as may be required by the Company as provided in Paragraph 6 or 7 and (ii) payment of the aggregate option price. Such payment shall be in the form of (i) cash or a certified check (unless such certification is waived by the Company) payable to the order of the Company in the amount of the aggregate option price for such number of Shares, (ii) certificates duly endorsed for transfer (with all transfer taxes paid or provided for) evidencing a number of Shares of which the aggregate fair market value on the date of exercise is equal to the aggregate option exercise price of the Shares being purchased, or (iii) a combination of these methods of payment. Delivery of said notice and such documentation shall constitute an irrevocable election to purchase the Shares specified in said notice, and the date on which the Company receives said notice and documentation shall, subject to the provisions of Paragraphs 6 and 7, be the date as of which the Shares so purchased shall be deemed to have been issued. The Optionee shall not have the right or status as a holder of the Shares to which such exercise relates prior to receipt by the Company of such payment, notice and documentation. For purposes of this Agreement, the fair market value per Share on a given date shall be: (i) if the

Shares are listed on a registered securities exchange or included in the National Market System, the closing price per share on such date (or, if there was no trading on such exchange on such date, on the next preceding day on which there was trading); (ii) if the Shares are not listed on a registered securities exchange or included in the National Market System, but the bid and asked prices per Share are provided by NASDAQ, the National Quotation Bureau Incorporated or any similar organization, the average of the closing bid and asked price per Share on such date (or, if there was no trading in the Shares on such date, on the next preceding day on which there was trading) as provided by such organization; and (iii) if the Shares are not traded on a registered securities exchange and the bid and asked prices per Share are not provided by NASDAQ, the National Quotation Bureau Incorporated or any similar organization, as determined by the agreement of the parties in good faith or, in the absence of such agreement, as determined pursuant to arbitration under the auspices of the American Arbitration Association.'

        6. Anything in this Agreement to the contrary notwithstanding, in no event may the Option be exercisable if the Company shall determine in good faith that (i) the listing, registration or qualification of any Shares otherwise deliverable upon such exercise, upon any securities exchange or under any state or federal law, or (ii) the consent or approval of any regulatory body or the satisfaction of withholding tax or other withholding liabilities is necessary or desirable in connection with such exercise. In such event, such exercise shall be held in abeyance and shall not be effective unless and until such withholding, listing, registration, qualification or approval shall have been effected or obtained free of any conditions not reasonably acceptable to the Company.

        7. (a) The Company shall not be deemed obligated to the Optionee to register any of the Shares which may be acquired pursuant to any exercise of the Option under the Securities Act of 1933 (the "Act"). The Optionee acknowledges that, if the Shares are not so registered, his acquisition of any of the shares pursuant to an exercise of the Option will be made in party in reliance upon the exemption from the registration requirements of the Act afforded by Section 4(2) of the Act for transactions by an issuer not involving any public offering. The Optionee further acknowledges that the company's reliance upon this exemption at the time of any exercise of the Option will be predicated upon the Optionee's representation at that time that such Shares are being acquired by him as an investment solely for his account and that he then has no intention of selling, pledging, transferring or otherwise distributing or disposing of all or any part of such Shares or any interest or participation therein except as permitted by the Act and the rules and regulations promulated thereunder. The Optionee further acknowledges that, accordingly, if the Shares are not so registered, the receipt by the Board of Directors of written representations to such effect is a condition precedent to the right to exercise the Option, in whole or in part.

                (b) The Optionee agrees that there will be no disposition of all or any part of the Shares acquired pursuant to any exercise of the Option or any interest or interests therein, unless and until such disposition has been registered under the Act or the Company receives an opinion of its counsel that registration under the Act is not required in connection with such disposition.

                (c) The Optionee agrees that upon any exercise of the Option, unless the Shares acquired pursuant to such exercise have been registered under the Act, the transfer agent for the Shares acquired pursuant to such exercise will be instructed to place appropriate stop orders against the transfer of the Shares and the certificate or certificates to be issued representing the Shares will conspicuously bear a legend substantially as follows:

                The shares represented by this certificate have not been registered under the Securities Act of 1933. The shares have acquired for investment and may not be sold, transferred, pledged, hypothecated or otherwise disposed of in the absence of an effective registration statement for the shares under the Securities Act of 1933 or an opinion of counsel to the Company that registration is not required under said Act.

                (d) The Optionee acknowledges that he is presently familiar with the Company's business, operations and financial condition. In this connection, the Company agrees that, upon the request of the Optionee, it will provide the Optionee with a copy of its then most recent Annual Report to Shareholders, its then most recent definitive Proxy Statement in connection with a meeting of its shareholders for the election of directors, its then most recent definitive Proxy Statement in connection with a meeting of its shareholders for the election of directors, its then most recent Annual Report on Form 10-K, and all Quarterly Reports on Form 10-Q and current Reports on Form 8-K filed by the Company with the Securities and Exchange Commission subsequent to the filing of its then most recent Annual Report on Form 10-K. In addition, the principal officers of the Company will be reasonably available to discuss with the Optionee the information contained in these documents.

                (e) The Optionee hereby assigns to the Corporation, any and all of his right, title and interest in and to any Product and agrees that the Corporation shall be the sole owner thereof.

        8. (a) The Optionee acknowledges and agrees that the Corporation shall be responsible for, shall have the exclusive right to, and shall bear all costs of manufacturing and producing VasoSeal and any other product, process, discovery, materials, ideas, creations, improvements, inventions, properties or patents pertaining to VasoSeal or any other medical device which contains collagen-based material (collectively, the "Products").

            (b) The Optionee shall not at any time, directly or indirectly, disclose or furnish to any other person, corporation or entity (i) any information, data, studies, analyses, processes, procedures, laboratory records or reports, publication or articles, respecting any Product; (ii) any other information which, if in the public domain, would adversely affect the value of any Product; (iii) the methods of conducting the business of Bioplex or the Company; (iv) a description of any of the methods of obtaining business, of manufacturing or advertising products, or of obtaining customers therefor; and/or (v) any confidential information or trade secrets acquired by him during the course of his relationship with Bioplex or the Company including, without limiting the generality of the foregoing, the names of any customers or prospective customers of, or any persons who have or shall have traded or dealt with, Bioplex or the Company or any information, process, method, procedure or technology for the manufacture of the products manufactured or sold by Bioplex or the Company.

                (c) The Optionee represents and warrants that his assistance to Bioplex in its creation and development of a Product and his execution of this Agreement has not violated and will not violate any rights of any other person, corporation or entity, has not constituted and will not constitute a breach under any agreement by the Optionee with any other third party, or any agreement, judgment or instrument to which Ernst is a party or by which he is bound.

        9. This Agreement shall be construed and enforced in accordance with the laws of the State of Delaware.

       10. Subject to Paragraphs 1(c) and 3, this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective heirs, personal representatives, successors or assigns, as the case may be.

        IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

                                                DATASCOPE CORP.

                                                By
                                                   ---------------------------


                                                ------------------------------
                                                Sjef Ernst